UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 16, 2007
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000 — 30733 (Commission File Number)	41-1978822 (I.R.S. Employer Identification Number)

10700 Bren Road West
Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

(952) 930-6000
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Disposition of Assets.
On January 16, 2007, American Medical Systems Holdings, Inc., announced that Laserscope, a California corporation and a wholly-owned subsidiary of American Medical Systems, Inc. (a Delaware corporation and the registrant’s wholly-owned, primary operating subsidiary (“AMS”)), completed the sale and licensing of certain assets and the assumption of certain liabilities related to Laserscope’s aesthetics business pursuant to the terms of the Asset Purchase Agreement, dated as of November 30, 2006, by and among Laserscope, AMS, and Iridex Corporation, a Delaware corporation (“Iridex”). Laserscope’s aesthetics business included laser-based treatments for hair removal, leg veins, wrinkle removal, acne, sun damage, and skin rejuvenation. Laserscope will manufacture certain aesthetics products and provide certain administrative services for Iridex during a manufacturing transition period of approximately six to nine months.
At the closing, Iridex paid an aggregate of $28 million, consisting of $26 million in cash and $2 million in shares of Iridex common stock. These initial payments are subject to certain post-closing adjustments under the Asset Purchase Agreement. Under the agreement, Iridex will pay up to an additional $9 million following termination of the manufacturing transition period, depending upon the book value of certain inventory.
Attached hereto as Exhibit 99.1 is a copy of the registrant’s press release dated January 16, 2007, announcing the disposition.
Item 9.01. Financial Statements and Exhibits.
      (a) Financial Statements of Businesses Acquired.
           Not applicable.
      (b) Pro Forma Financial Information.
           Not applicable.
      (d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 16, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
By:	/s/ Mark. A. Heggestad
Mark A. Heggestad
Executive Vice President and Chief Financial Officer

January 22, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 16, 2007 (filed herewith).